NEWS RELEASE

William A. Wulfsohn to Step Down as Valvoline Chairman
and Retire from Valvoline Board

Board Member Stephen F. Kirk Named New Chairman

LEXINGTON, Ky., Sept. 29, 2017 — Valvoline Inc. (NYSE: VVV), a leading worldwide supplier of premium branded lubricants and automotive services, announced today that William A. Wulfsohn, who served as Valvoline’s founding chairman during its initial year as a public company, will step aside from his position as chairman of the board as of Sept. 30, 2017, the company’s fiscal year end. Wulfsohn has also stated he will not stand for re-election at the company’s 2018 annual shareholder meeting. Wulfsohn is chairman and chief executive officer of Ashland Global Holdings Inc., Valvoline’s former parent company. Wulfsohn joined Valvoline’s board last year to guide Valvoline™ through its separation from Ashland and first year as a publicly traded company. Wulfsohn’s announcement that he will step aside as chairman and later retire from his board position at Valvoline comes one year following Valvoline’s initial public offering in September 2016.

“I joined the Valvoline board to assist the company through its transition from a longtime commercial unit of Ashland to a separate, publicly traded company,” Wulfsohn said. “Here on the first anniversary of Valvoline’s IPO and the end of its first fiscal year, it is clear that Valvoline has fully transitioned and is functioning well as a public company separate and apart from Ashland. The time is right for me to step aside and watch Valvoline thrive in this new chapter of its history.”

Valvoline and its board are extremely appreciative of Wulfsohn’s contribution to Valvoline’s early success as a separate and independent company. Valvoline CEO Sam Mitchell said, “Working with Bill on the separation of Valvoline from Ashland has been a pleasure, and having his support during this first year as a public company has been invaluable. We’re in a strong position to build on the foundation that Bill helped put in place.”

The board has unanimously named Stephen F. Kirk to replace Wulfsohn as board chairman. Kirk has served as an independent director on Valvoline’s board and is the chair of Valvoline’s compensation committee. Kirk brings with him extensive board and industry experience. Kirk served in an executive role at the Lubrizol Corporation from 1992 until his retirement in 2011.  He also previously served on the boards of Ashland Global Holdings and Robbins & Myers, Inc.

Kirk said, “On behalf of the Valvoline board, I thank Bill for his service and leadership. Valvoline is off to an exceptional start because of the leadership that Bill provided in our pivotal first year. I look forward to serving as Valvoline’s chairman and guiding the company as it continues grow  and prosper into the future.”

About Valvoline™

Valvoline Inc. (NYSE:VVV) is a leading worldwide producer and distributor of premium branded automotive, commercial and industrial lubricants, and automotive chemicals. Valvoline ranks as the #2 quick-lube chain by number of stores and #3 passenger car motor oil brand in the DIY market by volume in the United States. The brand operates and franchises more than 1,070 Valvoline Instant Oil Change℠ centers in the United States. It also markets Valvoline™ lubricants and automotive chemicals; MaxLife™ lubricants created for higher-mileage engines; SynPower™ synthetic motor oil; and Zerex™ antifreeze. Visit www.valvoline.com to learn more.

™ Trademark, Valvoline or its subsidiaries, registered in various countries
℠ Service mark, Valvoline or its subsidiaries, registered in various countries

FOR FURTHER INFORMATION

Investor Relations
Sean T. Cornett
+1 (859) 357-2798
scornett@valvoline.com

Media Relations
Valerie Schirmer
+1 (859) 357-3235
vschirmer@valvoline.com